Exhibit 5.1

June 28, 2021

Soaring Eagle Acquisition Corp. 955 Fifth Avenue New York, NY 10075 Re: Registration Statement on Form S-4 (File No. 333-256121)

Ladies and Gentlemen:

We have acted as New York counsel to Soaring Eagle Acquisition Corp., a Cayman Islands exempted company (“SRNG” or the “Company”), in connection with the preparation and filing of SRNG’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto) pursuant to the terms of the agreement and plan of merger, dated May 11, 2021, by and among SRNG, SEAC Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of SRNG, and Ginkgo Bioworks, Inc. (“Ginkgo”), a Delaware corporation (the “Merger Agreement”), including the Registration Statement forming a part thereof, and the amendment to the Merger Agreement, dated May 14, 2021 (the “Merger Agreement Amendment”), relating to, among other things: (1) the domestication of SRNG as a Delaware corporation, in connection with which SRNG will change its name to “Ginkgo Bioworks Holdings, Inc.” (the “Domestication”); (2) the purchase by SRNG of all of the outstanding equity interests of Ginkgo in the form of New Ginkgo common stock, plus earn-out shares of New Ginkgo common stock; (3) the issuance of shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock to Ginkgo shareholders; and (4) the other transactions contemplated therein (the Domestication, together with the foregoing transactions, the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), SEAC Merger Sub Inc. will merge with, and into, Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG.

Prior to and as a condition of the Business Combination, no later than one day prior to the Closing, the Domestication will take place and SRNG will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which SRNG’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection therewith, the Company will file the Certificate of Domestication (as defined below) simultaneously with the Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). In this opinion, we refer to the Company following effectiveness of the Domestication as “New Ginkgo.”

Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), among other things, pursuant to the Plan of Domestication (as defined below): (1) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SRNG (the “SRNG Class B ordinary shares”) will convert automatically, on a one-for-one basis, into SRNG Class A ordinary shares (as defined below); (2) immediately following the conversion described in clause (1), each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SRNG (the “SRNG Class A ordinary shares”) will convert automatically, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New Ginkgo (the “New Ginkgo Class A common stock”); (3) each of the then-issued and outstanding warrants of SRNG (the “SRNG warrants”) will convert automatically, on a one-for-one basis, into warrants of New Ginkgo (the “New Ginkgo warrants”) pursuant to the Warrant Agreement, dated February 23, 2021 (the “Warrant Agreement”), between SRNG and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent; and (4) each of the then-issued and outstanding units of SRNG (the “SRNG units”) will be automatically separated into its component parts and will entitle the holder thereof to one share of New Ginkgo Class A common stock and one-fifth of one New Ginkgo warrant. No fractional New Ginkgo warrants will be issued upon separation of the SRNG units.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S–K of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”).

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)	the Merger Agreement Amendment, filed by the Company as Exhibit 2.1 to the Form 10-Q on May 14, 2021;

(d)

the form of certificate of incorporation of the Company to become effective upon consummation of the Business Combination, filed as Exhibit 3.4 to the Registration Statement (the “Certificate of Incorporation”);

(e)	the form of bylaws of the Company to become effective upon consummation of the Business Combination, filed as Exhibit 3.5 to the Registration Statement (the “Bylaws”);

(f)	the form of certificate of domestication, to be filed by amendment as Exhibit 3.6 to the Amendment No. 1 to the Registration Statement on Form S-4 (the “Certificate of Domestication”);

(g)	the plan of domestication, to be filed by amendment as Exhibit 2.1 to the Amendment No. 1 to the Registration Statement on Form S-4 (the “Plan of Domestication”);

(h)	the form of warrant certificate, filed as Exhibit 4.3 to the Registration Statement;

(i)	an executed copy of the Warrant Agreement, dated February 23, 2021, between the Company and Continental, as warrant agent; and

(j)	resolutions of the Board of Directors of the Company, dated May 7, 2021, relating to, among other things, the Registration Statement, the Business Combination and the Domestication.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed. We have also assumed that the shareholders of the Company have approved or will have approved, among other things, the Merger Agreement, the Merger Agreement Amendment and the Business Combination and that all conditions precedent to the closing of the Business Combination have been satisfied or will have been satisfied or otherwise waived.

In addition to the foregoing, for the purpose of rendering the opinions expressed below, we have assumed that:

1.

Prior to effecting the Domestication: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement, the Merger Agreement Amendment and the Domestication, including the Certificate of Incorporation and Bylaws; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.

The Certificate of Domestication, in the form to be filed as Exhibit 3.6 to the Amendment No. 1 to the Registration Statement on Form S-4, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Incorporation, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

3.

The Certificate of Incorporation, in the form filed as Exhibit 3.4 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation;

4.

The Bylaws, in the form attached as Exhibit 3.5 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the Effective Time; and

5.

Prior to the issuance of the New Ginkgo Class A common stock: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement, the Merger Agreement Amendment and the Domestication, including the Certificate of Incorporation and Bylaws; and (iii) the Domestication and the other transactions contemplated by the Merger Agreement to be consummated concurrent with or prior to the Business Combination will have been consummated.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.

Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SRNG Class B ordinary share will convert automatically into one share of New Ginkgo Class A common stock that will have been duly authorized by all requisite corporate action on the part of New Ginkgo under the DGCL and that will be validly issued, fully paid and nonassessable.

2.

Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SRNG Class A ordinary share will convert automatically into one share of New Ginkgo Class A common stock that will have been duly authorized by all requisite corporate action on the part of New Ginkgo under the DGCL and that will be validly issued, fully paid and nonassessable.

3.

Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SRNG warrant will become one New Ginkgo warrant that will have been duly authorized by all requisite corporate action on the part of New Ginkgo under the DGCL and that will be validly issued, fully paid and nonassessable.

4.

Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SRNG unit will be separated into its component parts and will entitle the holder thereof to one share of New Ginkgo Class A common stock and one-fifth of one New Ginkgo warrant, which will have been duly authorized by all requisite corporate action on the part of New Ginkgo under the DGCL and that will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the following qualifications:

(a)

we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Plan of Domestication, the Merger Agreement or any Warrant certificate or Warrant Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)

we do not express any opinion with respect to the enforceability of any provision contained in any Warrant certificate or Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations; and

(c)

we have assumed that Continental has the power, corporate or other, to enter into and perform all obligations under the Warrant Agreement and have also assumed due authorization by all requisite action, corporate or other, and the execution and delivery by Continental of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of Continental, enforceable against Continental in accordance with its terms.

SRNG is a Cayman Islands exempted company that will be redomesticated as a Delaware corporation pursuant to the Domestication, and we have not considered, and we express no opinion as to, any law other than the DGCL.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the common stock and warrants pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the New Ginkgo Class A common stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR : JR : VM : TZ : EM

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